EXHIBIT 5.1

GIBSON DUNN

Gibson, Dunn & Crutcher LLP 1050 Connecticut Avenue, N.W. Washington, DC 20036-5306 Tel 202-955-8500 www.gibsondunn.com

June 22, 2011

Intel Corporation 2200 Mission College Blvd. Santa Clara, CA 95054-8119

Re:
Proposed Offering of up to 13,512,737 Shares of Common Stock Pursuant to the Intel Corporation 2006 Equity Incentive Plan, as amended, and up to 133,000,000 Shares of Common Stock Pursuant to the Intel Corporation 2006 Stock Purchase Plan, as amended

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”), of Intel Corporation, a Delaware corporation (the “Company”), to be filed with the Securities and Exchange Commission (the “Commission”) on or about June 24, 2011 pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Company of up to 146,512,737 shares of the Company’s Common Stock, par value $.001 per share (the “Shares”).  The Shares subject to the Registration Statement include (1) 13,512,737 Shares available for issuance under the Intel Corporation 2006 Equity Incentive Plan, as amended (the “EIP”); and (2) 133,000,000 Shares available for issuance under the Intel Corporation 2006 Stock Purchase Plan, as amended (the “SPP” and, together with the EIP, the “Plans”).

We have examined the Plans and the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below.  We have also made such other investigations as we have deemed relevant and necessary or appropriate in connection with the opinion hereinafter set forth.  In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.  We have also assumed that there are no agreements or understandings between or among the Company and any participants in either of the Plans that would expand, modify or otherwise affect the terms of the Plans or the respective rights or obligations of the participants thereunder.  Finally, we have assumed the accuracy of all other information provided to us by the Company during the course of our investigations, on which we have relied in issuing the opinion expressed below.

Based upon the foregoing examination and in reliance thereon, and subject to the qualifications, assumptions and limitations stated herein and in reliance on the statements of fact contained in the documents that we have examined, we are of the opinion that the Shares, when issued and sold in accordance with the terms set forth in the Plans and against payment therefor, and when the Registration Statement has become effective under the Securities Act, will be validly issued, fully paid and non-assessable.

We express no opinion regarding the effectiveness of any waiver (whether or not stated as such) contained in the Plans of rights of any party, or duties owing to it, that is broadly or vaguely stated or does not describe the right or duty purportedly waived with reasonable specificity or any provision in the Plans relating to indemnification, exculpation or contribution.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof.  In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP

Gibson, Dunn & Crutcher LLP